EXHIBIT 2.2




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                            STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT dated as of May 10, 1997, among COMMUNITY CARE SERVICES, INC., a New York corporation ("Buyer"), and JACK PRINCE ("Seller").

                              Preliminary Statement

     WHEREAS, Seller owns Twenty Five (25) shares of the issued and outstanding capital stock, par value $10.00 per share (the "Shares"), of METROPOLITAN RESPIRATOR SERVICE, INC. D/B/A METROPOLITAN HOME CARE SERVICE, a New York corporation (the "Company");

     WHEREAS, Seller wishes to sell and Buyer wishes to buy the Shares;

     NOW, THEREFORE, in consideration of the premises and mutual and dependent promises set forth herein, the parties hereto agree as follows:


ARTICLE 1 CERTAIN DEFINITIONS.

     The following defined terms shall have the following meanings:

     1.1 "Agreement" means this Agreement, as the same may be extended, modified, supplemented or terminated from time to time.

     1.2 "Outstanding Debt" means the Company's current outstanding line of credit from Merrill Lynch, bearing interest at the rate of prime plus one percent% per annum.

     1.3 "Related Agreements" means

          (a) the stock powers provided for in Section 5.1, below;

          (b) a Non-Competition Agreement to be executed by Seller in form satisfactory to Buyer and Seller;

          (c) an Investor's Representation Letter addressed to Buyer in form satisfactory to Buyer and Seller;

          (d) the General Releases referred to in Sections 5.1(c), 5.2(d) and 5.3(a), below and


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          (e) the Note (as defined in Section 2.2(b), below).

     1.4 "Shares" has the meaning set forth in the Preliminary Statement of this Agreement.

     1.5 "Stockholders Agreement" means the Agreement among Harold Raskin, Louis Rocco ("Rocco"), Donald Fargnoli ("Fargnoli") and the Company dated October 20, 1981.


ARTICLE 2 SALE AND PURCHASE OF SHARES.

     Subject to the terms and conditions and on the basis of and in reliance on the representations, warranties, obligations and agreements set forth in this Agreement, the parties agree as follows:

     2.1 Shares to be Acquired. Upon the execution of this Agreement, Seller shall sell, assign, transfer and convey, and Buyer shall purchase and accept, the Shares, free and clear of any liens, claims or encumbrances of any kind.

     2.2 Purchase Price. The Purchase Price for the Shares shall be paid by Buyer as follows:

          (a) One Million Three Hundred Thousand Dollars ($1,300,000), payable by certified check;

          (b) One Hundred Thousand Dollars ($100,000), payable by a negotiable promissory note to be executed and delivered by Buyer simultaneous to the execution of this Agreement (the "Note") and

          (b) Three Hundred Thousand (300,000) shares of Buyer's common stock, par value $.01 per share (the "Purchase Shares"), it being understood that
     (i) the Purchase Shares shall be "restricted securities", as such term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended, and shall be subject to all restrictions imposed by law on restricted securities and (ii) may not otherwise be sold, gifted, pledged, hypothecated or otherwise transferred until October 18, 1998, or such earlier time as the restrictions on sales or other transfers of Buyer's common stock imposed on Alan T. Sheinwald, President and Chief Executive Officer of Buyer, by Maidstone Financial, Inc. in connection with Buyer's initial public offering expire, except that Seller may transfer Two Hundred Thousand (200,000) Purchase Shares to Seller's spouse, Lorri Cae Prince, upon written notification of same to Buyer.

     2.3 Tag Along Rights. In the event Buyer conducts a secondary public offering, Seller and Seller's spouse, shall include all of the Purchase Shares in such offering to the same extent and in proportion to the rights that Fargnoli, Rocco, Saverio D. Burdi, the other executive officers of Buyer and Dean Sloan (collectively, the "Executives") have to include their own

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shares of Buyer's common stock in the offering, subject to the approval of the underwriter(s) of such offering, if any. If the underwriter(s) determine that all of the stock which Executives, Seller and his spouse, as a group, wish to sell in the offering cannot be sold, the amount of shares which each individual may include in the offering shall be determined by multiplying (a) the total number of shares owned by the Executives, Seller and his spouse, as a group, which the underwriter(s) will allow to be included in the offering by (b) a fraction, the numerator of which is the number of shares an individual Executive or Seller and his spouse desired to have included in the offering and the denominator of which is the total number of shares which the Executives, Seller and his spouse, as a group, desired to have included in the offering. For example, assume that the Executives, Seller and his spouse, as a group, desired to include 500,000 shares in the offering, of which 100,000 shares were owned by Seller. Assume further that the underwriter(s) will permit the Executives, Seller and his spouse, as a group, to sell only 300,000 shares in the offering. The number of shares which Seller and his spouse may sell in the offering in the aggregate shall be 60,000, determined by multiplying 300,000 by 100,000 over 500,000. Notwithstanding anything herein to the contrary, in no event will Seller and his spouse, collectively, sell more than Two Hundred Thousand (200,000) Purchase Shares in any secondary offering.


ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER.

     As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller hereby represents and warrants to Buyer that as of the date of this Agreement:

     3.1 Representations Regarding the Shares. All of the Shares have been validly issued and are fully paid and non-assessable. The sale of the Shares to Buyer will not give rise to any rights of first refusal of any person or entity. No person or entity other than Seller owns or has any interest in the Shares. Seller owns the Shares free and clear of any encumbrances, pledges, security interests, liens, charges, claims, equities, options and rights of first refusal of whatever nature and has the full right and authority to transfer the Shares to Buyer. Upon transfer of the Shares to Buyer, Buyer shall receive title to the Shares free and clear of all encumbrances, pledges, security interests, liens, charges, claims, equities, options and rights of first refusal of whatever nature.

     3.2 Authority and Compliance.

          (a) Seller has the unencumbered right to execute and deliver this Agreement and the Related Agreements and to perform the transactions contemplated hereby and thereby. This Agreement and each of the Related Agreements to which Seller is a party constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors rights generally and (ii) the remedy of specific performance and other forms of equitable relief may be subject


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     to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (b) The execution and the delivery of this Agreement and the Related Agreements to which Seller is a party and the consummation and performance by Seller of the transactions contemplated hereby and thereby will not conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any instrument, agreement, mortgage, judgment, order, award, or decree to which Seller is a party or by which Seller is bound.

     3.3 Legal Proceedings, Etc. There are no claims or actions pending or, threatened in writing against Seller before any court, governmental authority, or arbitrator (i) involving the Shares or (ii) which question or challenge the validity of this Agreement or any of the Related Agreements or any action taken, or to be taken, by Seller pursuant to this Agreement or any of the Related Agreements, or in connection with the transactions contemplated hereby or thereby, which, if decided adversely against Seller, would have a material adverse effect upon the ability of Seller to carry out his obligations under this Agreement or any of the Related Agreements. Seller (with respect to his ownership of the Shares) is not subject to or in default with respect to any indictment, order, injunction, decree or award of any court, arbitrator or governmental agency.

     3.4 No Finder. Seller has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions provided for in this Agreement.


ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER.

     As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller that as of the date of this Agreement:

     4.1 Representations Regarding the Purchase Shares. All of the Purchase Shares have been validly issued and are fully paid and non-assessable. The sale of the Purchase Shares to Seller will not give rise to any rights of first refusal of any person or entity, except for rights, if any, granted by Seller to third parties. Buyer has the full right and authority to issue the Purchase Shares to Seller.

     4.2 Authority and Compliance.

          (a) Buyer has full corporate power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party and to perform the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Related Agreements by Buyer has been duly authorized and approved by all requisite


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     corporate action on the part of the Buyer. This Agreement and each of the
     Related Agreements to be executed by Buyer constitutes a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors rights generally and (ii) the remedy of specific performance and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (b) The execution and the delivery of this Agreement and the Related Agreements and the consummation and performance by Buyer of the transactions contemplated thereby will not: (i) violate the Certificate of Incorporation or By-Laws of Buyer or (ii) conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any instrument, agreement, mortgage, judgment, order, award, or decree to which Buyer is a party or by which Buyer is bound.

     4.3 Legal Proceedings, Etc. Buyer is not subject to or in default with respect to any indictment, order, injunction, decree or award of any court, arbitrator or governmental agency which would adversely affect the ability of the Buyer to execute, deliver and carry out its obligations under this Agreement and the Related Agreements to which it is a party. There are no claims or actions pending, or to Buyer's knowledge, threatened in writing against Buyer before any court, governmental authority, or arbitrator, which question or challenge the validity of this Agreement or any of the Related Agreements or any action taken, or to be taken, by Buyer pursuant to this Agreement or any of the Related Agreements, or in connection with the transactions contemplated hereby or thereby, which, if decided adversely against Buyer, would have a material adverse effect upon the ability of Buyer to carry out its obligations under this Agreement or any Related Agreement.

     4.4 No Finder. Buyer has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions provided for in this Agreement.

     4.5 Representations Regarding the Shares. Purchaser represents that except as may be specifically set forth in Article 3 hereof, no representations or warranties have been directly or indirectly made by Seller with respect to the Shares, the financial condition or the operations of the Company, or any other aspects or consequences of the purchase of the Shares, and that Purchaser has not relied upon any information with respect thereto, other than as may be expressly set forth herein. Purchaser further represents and acknowledges that it has been separately given access to obtain any and all information, documents, statements, records and books relating to the Shares and the Company, and all materials and other information requested by Purchaser or by its representatives, counsel and/or accountants have been made available and examined.


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ARTICLE 5 DELIVERIES.

     5.1 Deliveries of Seller. Simultaneous to the execution of this Agreement, Seller shall deliver to Buyer the following:

          (a) stock certificate(s) evidencing the Shares (or affidavits of lost stock certificates in form acceptable to Buyer) and such stock powers and other instruments as are necessary or reasonably desirable to vest in Buyer all right, title and interest in and to the Shares;

          (b) an Agreement with Fargnoli, Rocco and Burdi confirming that the Stockholders Agreement is of no force and effect and waiving any and all rights of the parties thereto;

          (c) General Releases in favor of Fargnoli, Rocco, Burdi, the Company and Buyer;

          (d) Seller's resignation as a Director, Officer and employee of the Company and

          (e) all of the Related Agreements required to be delivered by Seller to Buyer or other parties under this Agreement, each duly executed by Seller.

     5.2 Deliveries of Buyer. Simultaneous to the execution of this Agreement, Buyer shall deliver to Seller the following:

          (a) A certified check in the amount of One Million Three Hundred Thousand Dollars ($1,300,000);

          (b) The Note;

          (c) a stock certificate for Three Hundred Thousand shares (300,000) of Buyer's common stock, to be delivered by no later than May 16,1997.

          (d) General Releases from the Company and Buyer in favor of Seller

          (e) Each of the Related Agreements to which Buyer is a party, duly executed and delivered by Buyer.


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     5.3 Other Deliveries.

          (a) As soon as possible following the execution of this Agreement, Buyer will arrange for the delivery to Seller of General Releases from Fargnoli, Rocco and Burdi in favor of Seller.

          (b) Buyer will arrange for the return to Seller, by no later than May 31, 1997, of the personal Guaranty issued by Seller guaranteeing the Outstanding Debt. Buyer shall defend, indemnify and hold harmless Seller from and against any and all actions, suits, claims, proceedings, investigations, audits, demands, assessments, fines, judgments, costs and other reasonable expenses (including reasonable legal fees) arising from Seller's personal Guaranty of the Outstanding Debt or in causing Buyer to comply.

     5.4 Other Matters. Buyer covenants that it shall fully cooperate with Prince in delivering the following items as soon as practicable:

          (a) Certified copies of the resolutions of the Board of Directors of Buyer authorizing the transaction contemplated hereby;

          (b) an assignment of the Company's existing life insurance policy on the life of Seller at no additional cost to Seller, it being understood that Seller is assuming all obligations to pay premiums thereon;

          (c) continued medical insurance coverage for Seller and his family under the Company's medical insurance pursuant to the applicable provisions of COBRA at Seller's cost and expense;

          (d) check(s) made payable to Seller's IRA accounts designated by him in order to roll over as expeditiously as practicable his entire share of all of his Company pension accounts (including the defined benefit, 401(k) savings and profit sharing plans.) and

          (e) a check from the Company for Prince's salary due for the last pay period ending on May 9, 1997.


ARTICLE 6 INDEMNIFICATION

     6.1 Indemnification for Fraud. From and after the date hereof, Seller shall defend, indemnify and hold harmless Buyer and the Company from and against (i) any and all damages, losses and liabilities resulting from or relating to the commission of fraud by Seller committed at any time during his tenure as an officer, director and/or employee of the Company as determined by a court of competent jurisdiction or governmental agency and (ii) any and all actions, suits, claims, proceedings, investigations, audits, demands, assessments, fines, judgments, costs and other reasonable expenses (including reasonable legal fees) arising out of


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or incident to any of the foregoing. The obligations of Seller set forth in this
Section 6.1 shall expire on the third anniversary of this Agreement.

     6.2 Indemnification Procedures. All claims for indemnification by Buyer pursuant to Section 6.1 shall be made as follows: In the event a claim or demand is made by a third party against Buyer and Buyer in good faith determines that such claim or demand is one which would come within Section 6.1, Buyer shall promptly notify Seller of such claim or demand, specifying the nature and the amount (the "Claim Notice"). Buyer shall be responsible for handling the defense of such matter. Buyer shall keep Seller informed of all material developments in such matter and will permit the Seller (at Seller's sole cost and expense) to participate in settlement negotiations or the defense of any matter for which Seller is liable hereunder through counsel chosen by the Seller. Buyer agrees to preserve and provide access to all evidence that may be useful in defending against such claim and to provide reasonable cooperation in the defense thereof or in the prosecution of any action against a third party in connection therewith. Buyer's defense of any claim or demand shall not constitute an admission or concession of liability therefor or otherwise operate in derogation of any rights Buyer may have against Seller or any third party.



ARTICLE 7 CERTAIN COVENANTS.

     7.1 Cooperation. Buyer and Seller shall cooperate with each other and proceed, as promptly as is reasonably practicable, to prepare and file the notifications and other filings required by applicable law in connection with the transactions described in this Agreement, if any, to seek to obtain all necessary consents and approvals from lenders, lessors and other third parties, if any, and to endeavor to comply with all other legal or contractual requirements in connection with the execution, consummation and performance of this Agreement.

     7.2 Confidentiality. Seller shall keep all financial, technical and other information concerning the Company known to him strictly confidential and shall not disclose any of such information to any third party, except in connection with (i) disclosure of information which is generally known by others engaged in activities similar to the Company or which has been publicly disseminated through no fault of Seller, (ii) information necessary for the preparation of Seller's tax returns and responses to any audits or inquiries of tax regulatory authorities and (iii) disclosure of information which is compelled by operation of law, provided that in each case, Seller will deliver written notice to Buyer before making any such disclosure. Seller shall use reasonable efforts to ensure that such information is not used or disclosed by any other persons or entities except as permitted by this Agreement. Seller acknowledges the competitive value and confidential nature of such information and the damage that would result to Buyer and the Company if such information is disclosed to a third party or used by Seller in violation of this Agreement. Accordingly, Seller agrees that both injunctive relief and monetary relief, alone or in combination, are appropriate remedies for any breach of this Section 7.2 by Seller or his advisors.


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ARTICLE 8 MISCELLANEOUS MATTERS.

     8.1 Survival of Representations and Warranties. All representations and warranties of the parties set forth in this Agreement shall survive the Closing for a period of one year from the date hereof.

     8.2 Further Assurances; Access to Records. At any time and from time to time after the date hereof, at the request of Buyer and without further consideration, Seller and Buyer shall execute, acknowledge and deliver all such further documents, and shall do and perform all such further acts and deeds, as may reasonably be requested to more effectively vest in Buyer the rights and benefits intended to be conferred hereby and to consummate more effectively the transactions contemplated hereby. Buyer shall make available to Seller after the date hereof such records regarding the Company as Seller may require for the purposes set forth in Section 7.2.

     8.3 Mail. After the date hereof and for a period of one year thereafter, Buyer shall remit to Seller all mail and other communications received by Buyer that does not relate to the Company, and Seller shall remit to Buyer all mail and other communications received by Seller that relates to the Company.

     8.4 Changes, Waivers. This Agreement may not be changed in any manner except by a written agreement signed by each of the parties hereto. The failure of any party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way affect the validity of this Agreement or any part thereof or the right of either party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

     8.5 Expenses, Etc. Buyer and Seller shall be responsible for and bear all of its or their own costs and expenses (including without limitation attorneys' fees and costs, accountants' fees and costs and other professionals' fees and costs) incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the Related Agreements and the consummation of the proposed transactions described in this Agreement; provided, however, that the fees and disbursements of Seller's counsel incurred in such counsel's capacity as co-counsel to the Company through April 25, 1997 will be paid by Buyer promptly after the submission of an invoice for such fees and disbursements and review thereof by Buyer. Seller shall be responsible for the purchase of any stock transfer stamps and payment of any assignment, recording or filing fees triggered by or imposed upon the transactions contemplated by this Agreement. No broker's, finder's or similar fees shall be payable in connection with the proposed transactions described in this Agreement, and each party to this Agreement shall indemnify the other parties hereto with respect to any such fees.

     8.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of such counterparts together shall be deemed to be one and the same instrument.


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     8.7 Contents of Agreement; Parties in Interest; Assignment, Etc.

          (a) This Agreement, together with the Related Agreements, sets forth the entire understanding and agreement of the parties hereto with respect to the subject matter hereof. All previous agreements, promises, representations, commitments and understandings, whether verbal or written, between the parties regarding the subject matter hereof are merged into and superseded by this Agreement. All representations, warranties, covenants, terms and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective legal representatives, successors and permitted assigns of the parties hereto. Nothing contained in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement or any Related Agreement.

          (b) This Agreement may not be assigned by any party hereto without the prior written consent of the other party.

     8.8 Conflict with Related Agreements. In the event that the terms of this Agreement conflict with the terms of any of the Related Agreements, the terms of this Agreement shall govern.

     8.9 Dispute Resolution.

          (a) Good Faith Negotiation. In the event of any controversy, claim or dispute (other than a breach by Buyer of Section 5.3 hereof, to which this Section 8.9 will not apply), the party initiating the controversy, claim or dispute shall provide to the other party a written notice containing a brief and concise statement of the matter, together with relevant supporting facts. During a period of sixty (60) days or such longer period as mutually agreed, the parties shall attempt to settle the matter by good faith negotiation.

          (b) Outside Decisionmaker. If efforts under Section 8.9(a) are not successful, the dispute shall be referred to an outside decisionmaker. Such decisionmaker shall be a person reasonably acceptable to Buyer and Seller. If the parties cannot agree on one person, then each shall select one person and those two individuals shall hear the claim. If they cannot arrive at a unanimous decision, then they shall select a third person who shall act independently. The decision of the outside decisionmaker(s) shall not be binding on the parties, but shall be used as a basis for resolving disputes prior the institution of litigation. In any case, the outside decisionmaker(s) shall be required to render a decision on the claim in writing within thirty (30) days of being retained for this purpose by either party, or sixty (60) days if a third person is necessary. The costs and expenses of this decisionmaker shall be shared equally by the parties. Failure to comply with Sections 8.9(a) and 8.9(b) with respect to any controversy, claim or dispute shall be an absolute bar to the institution of any litigation or other proceeding.


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          (c) In the event any action is required to enforce the terms of this
     Agreement, the unsuccessful party in such action shall reimburse the prevailing party for all costs and expenses (including reasonable attorneys' fees) incurred by the prevailing party.

     8.10 Receipt of Monies or Other Assets. If any monies or other assets are received by Seller or Buyer to which the other party is entitled in accordance with the terms of this Agreement, such party shall hold such monies or assets in trust and shall promptly notify and account therefor to the other within fifteen
(15) days of receipt.

     8.11 Section Headings and Gender. The section headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof. The use of masculine or any other pronoun herein when referred to any party is for convenience only and shall be deemed to refer to the particular party intended regardless of the actual gender of such party.

     8.12 Notices. All notices, consents, waivers or other communications which are required or permitted hereunder shall be in writing and shall be sufficient if delivered personally (including by means of a nationally recognized overnight courier service for which a written receipt is given) or by registered or certified mail, return receipt requested, postage prepaid, or by facsimile transmission providing a receipt, as follows (or to such other address as shall be set forth in a notice given in the same manner):

               If to Buyer:

                           Mr. Alan T. Sheinwald
                           President and Chief Executive Officer
                           Community Care Services, Inc.
                           18 Sargent Place
                           Mount Vernon, New York 10550
                           FAX: 914-665-9063

               With a required copy to:

                           Ira S. Nordlicht, Esq.
                           Nordlicht & Hand
                           645 Fifth Avenue
                           New York, New York 10022
                           FAX:  212-421-0499

               If to Seller:

                           Mr. Jack Prince
                           22 Branding Iron Lane
                           Glen Cove, New York 11542


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               With required copies to:

                           Irwin Levy, Esq.
                           Stern, Wiener & Levy, LLP
                           950 Third Avenue
                           New York, New York 10022
                           FAX: 212-371-3215

All such notices shall be deemed to have been given on the date personally delivered, upon possession of a receipt establishing a facsimile transmission was received or five (5) days after being mailed in the manner provided above.

     8.13 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York without giving effect to the principles of conflicts of laws.

     IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.


                                          /s/ Jack Prince
                                          -----------------------------
                                          Jack Prince


                                          COMMUNITY CARE SERVICES, INC.


                                      By: /s/ Alan T. Sheinwald
                                          -----------------------------------
                                          Alan T. Sheinwald
                                          President and Chief Executive Officer


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